EXHIBIT 11


                       HEICO CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

                                                                1996 (2)                           1995 (2)
                                                     --------------------------         ---------------------------
                                                                         FULLY                              FULLY
                                                      PRIMARY           DILUTED          PRIMARY           DILUTED
                                                      -------           -------          -------           -------

Nine months ended July 31:

Weighted average number of common
     shares outstanding                              4,698,134         4,698,134        4,555,766         4,555,766

Common Stock equivalents arising from
     dilutive stock options (1)                        617,725           643,871          197,316           257,048
                                                     ---------         ---------        ---------         ---------
                                                     5,315,859         5,342,005        4,753,082         4,812,814
                                                     =========         =========        =========         =========
Net income per share:
    From continuing operations                         $0.43             $0.43            $0.21             $0.20
    From discontinued operations                        0.18              0.18             0.20              0.20
    From gain on sale of dis-
      continued operations                              0.99              0.98              --                --
                                                       -----             -----            -----             -----

Net income per share                                   $1.60             $1.59            $0.41             $0.40
                                                       =====             =====            =====             =====

Three months ended July 31:

Weighted average number of common
     shares outstanding                              4,761,737         4,761,737        4,587,498         4,587,498

Common Stock equivalents arising from
     dilutive stock options (1)                        806,513           806,513          376,484           376,484
                                                     ---------         ---------        ---------         ---------
                                                     5,568,250         5,568,250        4,963,982         4,963,982
                                                     =========         =========        =========         =========
Net income per share:
     From continuing operations                        $0.19             $0.19            $0.10             $0.10
     From discontinued operations                       0.04              0.04              0.05             0.05
     From gain on sale of dis-
       continued operations                             0.95              0.95              --                --
                                                       -----             -----            -----             -----

Net income per share                                   $1.18             $1.18            $0.15             $0.15
                                                       =====             =====            =====             =====

(1) Computed under the "treasury stock" method using the average market price for the primary computation and using the higher of average or ending market prices for the fully diluted computation.

(2) All of the following information has been restated to reflect the 10% stock dividend paid on July 26, 1996 and the three-for-two split of common shares distributed in April 1996 as well as a 10% stock dividend paid in February 1996 (see Note 4 to the Consolidated Condensed Financial Statements).

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